Exhibit 4.3

THE RULES OF THE ING FINANCIAL HOLDINGS
CORPORATION US LONG TERM SUSTAINABLE
PERFORMANCE PLAN

Adopted by the Executive Board of ING Groep NV

7 March 2011

Table of Contents

RULE 1:	DEFINITIONS	12
RULE 2:	INTERPRETATION	17
RULE 3:	LAPSE OF AWARDS	18
RULE 4:	AVAILABILITY OF PLAN SHARES	18
RULE 5:	POWERS OF THE EXECUTIVE BOARD	18
RULE 6:	PARTICIPATION IN THE PLAN	19
RULE 7:	NON-TRANSFERABILITY OF AWARDS	19
RULE 8:	VARIATION OF CAPITAL AND ADJUSTMENT OF AWARDS	20
RULE 9:	AWARDS	20
RULE 10:	TERMINATION OF EMPLOYMENT	21
RULE 11:	DISCRETIONARY AUTHORITY	22
RULE 12:	RELEASE OF PLAN SHARES / DEFERRED CASH	23
RULE 13:	CLAW-BACK	23
RULE 14:	CORPORATE RESTRUCTURING	23
RULE 15:	LOSS OF OFFICE OR EMPLOYMENT	25
RULE 16:	PLAN SHARES	25
RULE 17:	PERSONAL HEDGING	26
RULE 18:	TAX AND SOCIAL SECURITY	26
RULE 19:	REPORTING	27
RULE 20:	PLAN AMENDMENTS AND TERMINATION	27
RULE 21:	TERMINATION	28
RULE 22:	ADMINISTRATION	28
RULE 23:	DISPUTES	29
RULE 24:	CONFLICTS WITH AGREEMENTS	29
RULE 25:	GOVERNING LAW	29

RULE 1:                                    DEFINITIONS

In the Rules of this Plan, unless the context otherwise requires, the following words and expressions shall have the meanings set out below:

Acquiring Company	any company which obtains Control of the Company or substantially the whole of the business of the Company;

Acquiring Person	any person, not being an Acquiring Company, who:

(a) either alone or together with any person acting in concert with him has obtained Control of the Company; or

(b)   having Control of the Company, makes a general offer to acquire the whole of the issued Ordinary Share Capital (other than that which is already owned by him and/or by any person acting in concert with him);

Adoption Date	the date on which this Plan is adopted by the Executive Board;

Appropriate Period	in relation to an Acquiring Company or an Acquiring Person, the period of six months beginning at the time the Acquiring Company or Acquiring Person obtains Control of the Company;

ADRs	American Depository Receipts issued in respect of issued and fully paid-up Ordinary Share Capital of the Company;

Articles of Association	the articles of association of the Company as amended from time to time;

Award	the award of a Performance Share (Unit), a Deferred Share (Unit), Deferred Cash or any other instrument as specified in the LSPP Agreement;

BDRs	Bearer Depository Receipts issued in respect of issued and fully paid-up Ordinary Share Capital of the Company;

Business Conditions	any situation, not being a Business Divestiture or Partial Sale, in which the termination of a Participant’s employment is caused by economic or strategic considerations and is not based primarily on the Participant’s individual performance;

Business Divestiture

the complete or partial transfer of a Group Company in which the Employee is employed to a transferee that is not a Group Company or a complete or partial initial public offering (IPO) of a Group Company in which the Employee is employed. A partial transfer or IPO is only considered a Business Divestiture if such transfer or IPO results in the Company (directly or indirectly) owning less than 50.1% of the voting stock in such transferred Group Company, where this Business Divestiture does not form part of the Company’s normal course of business as determined by the Executive Board;

CCRM	the function of the Company responsible for corporate compliance and risk management or any function to which this task is delegated to from time to time;

Cessation of Employment	the date on which the employment between the Employee and the Group ends;

Closed Period	a period so designated by CCRM;

Company	ING Groep NV, having its registered seat at Amsterdam, The Netherlands, registered with the Chamber of Commerce (Kamer van Koophandel) of Amsterdam under registration number 33231073;

Control

where any person or a group of persons acting in concert (for the avoidance of doubt, other than the Stichting ING Aandelen) has acquired 50.1% of the voting stock of the Company other than solely as a consequence of the cancellation of BDRs or ADRs and such persons have received a declaration from the regulatory authorities that there is no objection to their exercising the voting rights attached to such stock or where any person or group of persons acquires the right to appoint the majority of the Executive Board;

Date of Award	the date on which an Award is made to a Participant, which shall be the date as specified in the LSPP Agreement;

Deferred Cash	a conditional right to receive payment in the form of cash at the Vesting Date where such right may be conditional upon the attainment of any Performance Target;

Deferred Share	a conditional right to receive a number of Plan Shares upon Vesting where such right may be conditional upon the attainment of any Performance Target;

Deferred Share Factor

the factor that is calculated by dividing (i) the period of employment during the Vesting Period in terms of months; by (ii) the total Vesting Period, also in terms of months, rounded up to the nearest whole number;

Employee	either:

(i) an employee of a Group Company who is not a director of the Company as mentioned in articles 18 and 19 of the Articles of Association; or

(ii) a director (other than a non-executive director) of a Group Company other than the Company;

Executive Board	the board of directors of the Company, as mentioned in the articles 18 and 19 of the Articles of Association;

Group	the Company and its Subsidiaries as amended from time to time and the expression “member of the Group” shall be construed in accordance with Dutch law;

Group Company

the Company and any company which is for the time being a Subsidiary over which the Company has Control and which has been nominated by the Executive Board for participation for the time being in this Plan;

LSPP	this long term sustainable performance plan, as amended from time to time;

LSPP Agreement	the agreement in respect of an Award effected to an Employee in accordance with Rule 9 or any other Award made under the terms of this Plan;

LSPP Committee

such person or committee of persons and successor person or committee of persons appointed by the Executive Board to whom the Executive Board has delegated such of its powers in relation to this Plan as it may determine and this definition should include any duly appointed agent or delegate of the LSPP Committee;

Open Period	any period so designated by CCRM;

Ordinary Share Capital	the issued and fully paid-up ordinary shares in the capital of the Company, as mentioned in the Articles of Association;

Partial Sale

the partial sale of a Group Company in which the Employee is employed to an entity or person that is not a Group Company. Or a partial initial public offering (IPO) of a Group Company in which Employee is employed. A partial sale or IPO is only considered a Partial Sale if such transfer or IPO results in the Company (directly or indirectly) owning less than 70% but more than 50% of the voting stock in such transferred Group Company and does therefore not qualify as a Business Divestiture;

Participant	an Employee to whom an Award has been made under the terms of this Plan, or a former Employee who was an Employee at the Date of Award;

Performance Incentive Zone	the predefined ranges used to determine the level of vesting in the form of Performance Shares to Participants;

Performance Period	the period in which the Performance Target should be attained and which shall be specified in the LSPP agreement;

Performance Share	a right to receive Plan Shares at the Vesting Date which right is conditional subject to the attainment of any Performance Target imposed;

Performance Share Factor

the factor that is calculated by dividing the period of employment during the Performance Period in terms of months by the total Performance Period, also in terms of months, rounded up to the nearest whole number;

Performance Target	the target or targets, set at the Date of Award, that should be attained in order to determine the level of Plan Shares and/or Deferred Cash to be Released subject to the Vesting of the Awards;

Plan	the ING Long Term Sustainable Performance Plan, otherwise known as LSPP, in its present form or as from time to time amended in accordance with the provisions hereof;

Plan Shares	BDRs, or ADRs or any other instruments in respect thereof, as determined at the Date of Award by the Company and all references to Plan Shares in this Plan shall be construed accordingly;

Record Date	the official date set by the Company, preceding the date of Vesting of the Award, establishing the rights attaching to the issued and fully paid-up ordinary shares in the capital of the Company;

Redundancy	termination of a Participant’s employment within the Group due to a reorganisation of the Group in such circumstances as the Executive Board determines in its absolute discretion;

Release	the transfer (‘levering’) of Plan Shares or the payment of Deferred Cash to a Participant and “Release” and “Released” shall be construed and interpreted accordingly;

Retention Period	period in which the disposition of any Plan Share acquired upon Vesting is not allowed, as determined in the LSPP Agreement;

Rules	the rules for the time being governing the Plan;

Stichting ING Aandelen	the foundation as incorporated in Amsterdam, in the register of companies under nr. 41156637;

Stock Exchange	the stock exchange of NYSE Euronext Amsterdam or any other recognised stock exchange where ING is primarily listed as the case may be;

Subsidiary	a company which qualifies as a subsidiary, in accordance with Article 2:24a of the Dutch Civil Code;

Supervisory Board	the board of Supervisory Board Directors of the Company or a duly authorised committee thereof, as mentioned in article 24 of the Articles of Association;

Target Payout

a payment made to a Participant in situations as defined in Rules 10.3 and 14.1, where the level of payment is not dependent on, or calculated by reference to, the attainment of any Performance Target;

Total and Permanent
Disability

the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in: (i) any insurance policy or plan provided to the Participant by the Company or a Group Company; or alternatively (ii) the Participant’s applicable national legislation pertaining to persons with disability;

Unit

an award in the form of cash as specified in the LSPP Agreement which will, however, resemble all other characteristics of either a Performance Share and/or Deferred Share. In case a Unit is awarded, the reference to a Performance Share and/or Deferred Share in the Rules and LSPP Agreement should be read as Performance Share Unit and Deferred Share Unit respectively;

Vesting	the satisfaction of the requirements of the terms of vesting of an Award, as specified in the LSPP Agreement as appropriate, and “Vested” and “Vest” shall be construed accordingly;

Vesting Date	the date or dates on which an Award shall Vest, as determined by the Executive Board and as specified in the LSPP Agreement; and

Vesting Period

the period or periods in which the Plan Share or Deferred Cash is subject to continued employment conditions and to which any Performance Target may be applicable. Both shall be specified in the LSPP Agreement;

RULE 2:                                    INTERPRETATION

Words or expressions used in the Plan shall where appropriate:

(i)	when denoting the masculine gender include the feminine and vice versa;
(ii)	when denoting the singular include the plural and vice versa;
(iii)	when referring to any enactment be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any regulations made there under;
(iv)	when referring to the Rules be taken to refer to the Rules of this Plan;
(v)	when a period of time is specified and starts from a given day or the day of an act or event, be calculated exclusive of that day;
(vi)	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Rule;
(vii)

when referring to any enactment or regulations under Dutch law be construed at the discretion of the Executive Board as a reference to other applicable laws or regulations of any other country (or region of a country); and

(viii)

references to tax and/or social security contributions and/or withholding taxes shall for the avoidance of doubt include The Netherlands and any other jurisdiction to which an Employee to whom an Award is made may be subject.

RULE 3:                                    LAPSE OF AWARDS

Where under any of the provisions of these Rules it is provided that an Award shall lapse, such lapsed Award shall cease to confer any rights whatsoever for the Participant notwithstanding any other provisions of these Rules.

RULE 4:                                    AVAILABILITY OF PLAN SHARES

The Company shall at all times keep available sufficient authorised and unissued Plan Shares or shall procure that sufficient Plan Shares are available for transfer to satisfy the Release to the full extent possible of all Plan Shares which have neither lapsed nor been fully Released taking account of any other obligations of the Company to procure the provision of Plan Shares.

RULE 5:                                    POWERS OF THE EXECUTIVE BOARD

5.1                                 The Plan shall be administered by the Executive Board. The Executive Board shall have such powers and authority delegated to it as set out in the Plan.

5.2                                 On behalf of the Company and where legally required in consultation with the Supervisory Board, the Executive Board shall have the exclusive authority and complete discretion to:

(i)	decide, on an annual basis, whether or not to effect an Award to Employees and decide what percentage of the Ordinary Share Capital will be used to give effect to such annual Award;
(ii)	select eligible Employees;
(iii)	make an Award to Employees;
(iv)	determine the format, terms and conditions of any LSPP Agreement;
(v)	determine, for each Award effected, that the Performance Target attaching to such an Award has been met;
(vi)	construe and interpret the Plan, any LSPP Agreement and any other agreement or document executed pursuant to the Plan;
(vii)	authorise any person to execute on behalf of the Company, any instrument required to effectuate an Award; and
(viii)	make all other determinations deemed necessary or desirable for the administration of the Plan.

5.3           In consultation with the Supervisory Board, the Executive Board shall determine as soon as practicable after the Adoption Date if, how and to what extent any of its powers shall be delegated to the LSPP Committee. The Executive Board shall provide the LSPP Committee with written guidelines to this effect, notwithstanding the authority of the Executive Board to amend or withdraw any such delegation of powers at any time.

5.4           The Executive Board’s interpretation and construction of any provision of the Plan, of any Award effected under the Plan or of any LSPP Agreement shall be final and binding on all persons claiming an interest in an Award effected under the Plan. The Executive Board shall not be liable for any action or determination made in good faith with respect to the Plan.

RULE 6:                                    PARTICIPATION IN THE PLAN

6.1           Eligible Employees may become Participants of the Plan.

6.2           The Executive Board shall have the absolute complete discretion to select Employees as Participants.

RULE 7:                                    NON-TRANSFERABILITY OF AWARDS

Save as provided in Rules 10.3 to 10.5, no Award nor any right there under (conditional or otherwise) nor Plan Shares Released subject to a Retention Period shall be capable of being transferred, assigned, charged, pledged or encumbered and any attempt to do so by a Participant will cause such Award to lapse with immediate effect. In addition, a Participant’s rights under this Plan are not subject, in any manner, to alienation, sale, transfer, pledge, attachment or garnishment by creditors of the Participant or by the beneficiaries of the Participant.

RULE 8:                                    VARIATION OF CAPITAL AND ADJUSTMENT OF AWARDS

8.1           In the event of any capitalisation issue (other than a capitalisation issue in substitution for, or as an alternative to, a cash dividend) or rights issue or rights offer or any reduction, sub-division, consolidation or other variation of the capital of the Company affecting the number of BDRs and/or ADRs in issue (including any change in the currency in which Plan Shares are denominated), the number of Plan Shares comprised in any Award may be adjusted by the Company (including retrospective adjustments where appropriate) effective at the date of such capitalisation issue in such manner as the Company considers to be in its opinion fair and reasonable.

8.2           Notice of any adjustment shall be given to those Participants affected by such adjustment by the Company.

RULE 9:                                    AWARDS

9.1           Awards of Performance Shares, Deferred Shares, Deferred Cash and/or any other   instruments as determined by the Executive Board may be made at any time on or after the Adoption Date of this Plan.

9.2           Each Award shall be evidenced by a written LSPP Agreement concluded between the Participant and the Company, setting forth further individual terms and conditions pertaining to such Award. LSPP Agreements shall be available in each of the countries in which the Plan is operational and shall, together and concurrently with the Plan, govern the Award in accordance with local legal and regulatory requirements.

9.3           An LSPP Agreement shall, to the extent applicable, specify:

(i)            the type of Award;

(ii)           the Date of Award;

(iii)          any consideration payable by a Participant for an Award made in his favour;

(iv)          the Performance Target and/or any conditions and limitations which may have been imposed in accordance with Rule 9.4;

(v)           the Performance Incentive Zone;

(vi)          the Vesting Date;

(vii)         the Release date(s);

(viii)        the Retention Period which may pose restrictions on the disposition of any Plan Shares acquired upon Vesting;

(ix)           submission by the Participant of such forms and documents as the Executive Board may reasonably require; and/or

(x)            procedures to facilitate the payment of withholding taxes in accordance with Rule 17; and/or

(xi)           all such other information as required by the terms of these Rules.

9.4           The Executive Board, when making an Award, may in its absolute discretion impose any Performance Target, being conditions and limitations (additional to any conditions and limitations contained in any other of these Rules) which must be satisfied prior to the Vesting of such Award, provided that such additional conditions and limitations shall be objective, specified at the Date of Award and set out in full in the LSPP Agreement and, where applicable, in conformity with the remuneration policy as determined by the Supervisory Board.

9.5          Save as provided in Rules 10.3, 10.4, 10.5, 10.7, 14.1 and 14.3, an Award will Vest upon each Vesting Date stated in the LSPP Agreement provided that, at the applicable Vesting Date any Performance Target, being additional conditions and limitations imposed on the Award in accordance with Rule 9.4 (and which have not been waived) have been fulfilled and the Participant is employed by the Group at the respective Vesting Date.

RULE 10:                                  TERMINATION OF EMPLOYMENT

10.1         Save as provided in Rule 10.2 to 10.4, if a Participant ceases to be employed within the Group, Awards that have not yet Vested shall lapse on the Cessation of Employment.

10.2         If a Participant ceases to be employed within the Group by reason of:

(i)	injury or Total and Permanent Disability (evidenced to the satisfaction of the Executive Board); or
(ii)	early retirement by agreement of the Executive Board; or
(iii)	by virtue of retirement on reaching his normal retirement age as determined in the applicable retirement benefit programme, statutory or otherwise his Awards shall continue to Vest upon the Vesting Date provided and to the extent that any applicable Performance Target has been met according to the last performance measurement. The number of Performance Shares that has Vested is at the respective Vesting Date(s) multiplied by the Performance Share Factor(s). Deferred Shares and Deferred Cash are only multiplied by the Deferred Share Factor if explicitly stated in the LSPP Agreement.

10.3         If a Participant dies, his Awards shall be deemed to have Vested on the day of death, such that payment as a result of such Vesting is set at the Target Payout. The number of Performance Shares that has Vested is at the respective Vesting Date(s) multiplied by the Performance Share Factor(s).

10.4         If a Participant ceases to be employed within the Group by virtue of termination of employment by the Company or a Group Company due to Business Conditions (including, but not limited to, Redundancy) or a business divestiture that forms part of the Company’s normal course of business, his Awards shall be deemed to have Vested on the Cessation of Employment, subject and to the extent that any Performance Target imposed has been met according to the last performance measurement. The number of Performance Shares that has Vested is at the respective Vesting Date(s) multiplied by the Performance Share Factor(s).

10.5         If a Participant is given notice of termination of employment in circumstances involving fraud, gross negligence, wilful misconduct or any activity detrimental to the Group, to be determined by the Executive Board, all Awards (Vested and not Vested) shall lapse immediately on the date the notice of termination of employment is given to the Participant.

10.6        All Plan Shares that Vest based on Rules 10.2 to 10.4 shall be converted on the Vesting Date into a right to receive a cash amount equal to the opening price per BDR or ADR on the Stock Exchange on the Vesting Date, as reported by Bloomberg or any such other appropriate source, multiplied by the number of Vested Plan Shares. Any such payment shall be effected as soon as practicable following the Vesting Date.

10.7         Notwithstanding Rule 10.2 to 10.5, the Executive Board in its absolute discretion may decide that an Award shall lapse immediately, with no payment whatsoever being due to the Participant. The Supervisory Board may also consent to Vest any such Award in whole or in part to the extent as it may determine and considers reasonable.

10.8         Notwithstanding Rules 10.3 and 10.4, if a Participant dies or is given notice of termination of employment due to Redundancy and there has been no performance measurement of the Performance Target yet, the Awards will Vest such that payment as a result of such Vesting is set at the Target Payout.

10.9         For the avoidance of doubt, if an Employee is serving notice after having resigned on a voluntary basis, he will not be able to claim a settlement of his Awards other than described in this Rule 10 in case a corporate restructuring as described in Rule 14 occurs or is announced during this notice period.

RULE 11:                                  DISCRETIONARY AUTHORITY

The Supervisory Board has the authority to adjust the number of Plan Shares and/or the amount of Deferred Cash or cancel the Awards in whole or in part:

(i)            if Vesting shall limit the ability of the institution to maintain or restore a sound capital base in the long term and the amendments, variations or cancellation is in the interest of depositors, investors and other stakeholders; or

(ii)           in case of evidence of misbehaviour or serious error by the Participant (e.g. breach of code of conduct and other internal rules, especially concerning risks).

RULE 12:                                  RELEASE OF PLAN SHARES / DEFERRED CASH

Subject to Rules 18.2 to 18.5, Release of Plan Shares and/or Deferred Cash to the extent that this relates to a Vested Award shall be effected by the Company transferring the relevant Plan Shares and/or Deferred Cash amount, or procuring that the relevant Plan Shares and/or Deferred Cash shall be transferred (or issued as the case may be for Plan Shares) to the Participant as soon as practicable following the Vesting Date.

RULE 13:                                  CLAW-BACK

13.1         Notwithstanding the Rules of this Plan and the terms and conditions as specified in the LSPP Agreement, the Company shall have the right to reclaim any Plan Shares or Deferred Cash that has been Released to the Participant under this Plan in case he/she engages in conduct or performs acts which are considered as:

(i)            malfeasance;

(ii)           fraud; or

(iii)          specific conduct, alone or in concert with others, which has led to the material re-statement of the Company’s annual accounts and/or significant (reputational) harm to the Company.

13.2         In case, the Participant has sold (part of) his/her Plan Shares after Vesting, the Company reserves the right to claim from the Participant an amount in euro’s equal to the fair market value of the Plan Shares at the time of such sale. For this purpose, the fair market value is determined as the first trading price of a BDR or ADR on the Stock Exchange as reported by Bloomberg or any such other appropriate source on the date the Company makes such claim. If, on any such date no such price exists, the first trading price of a BDR or ADR on the Stock Exchange as reported by Bloomberg or any such other appropriate source on the nearest preceding day on which such a price exists, will be taken.

13.3         The Participant is obliged to repay this amount at first demand by the Company, such payment being made no later than 30 days after the first demand. Whether the Participant has engaged in such conduct or has performed such acts is determined at the discretion of the Supervisory Board.

RULE 14:                                  CORPORATE RESTRUCTURING

14.1         Subject to the Articles of Association, required approval of the General Meeting and any applicable laws, in the event of the Company’s dissolution, liquidation, sale of all or substantially all of its assets, merger, split, consolidation or similar transaction, change in Control, Business Divestiture or share-for-share exchange, the Supervisory Board shall have the power to:

(i)         let the Awards Vest such that payment as a result of such Vesting is set at the Target Payout. The number of Plan Shares Vested is then, at the discretion of the Supervisory Board, multiplied by the Performance Share Factor for Performance Shares and multiplied by the Deferred Share Factor(s) for Deferred Shares and/or Deferred Cash, in case such Deferred Share Factor has been stated in the LSPP Agreement;

(ii)        provide for the exchange of each outstanding Performance Share, Deferred Share, Deferred Cash and any other Award as made from time to time for other securities or instruments and, as a result, make any necessary equitable adjustment in the number of securities or instruments; or

(iii)       take whatever other reasonable steps the Supervisory Board considers appropriate and equitable.

14.2         The Plan Shares and Deferred Cash Awarded shall be Released within the Appropriate Period as soon as the Supervisory Board has determined that the change of Control has occurred in line with the provisions of this Rule 14.2 and is satisfied that the applicable requirements of Rules 18.2 to 18.5 have been satisfied.

14.3         In the event of a Partial Sale, the Awards shall continue to Vest upon the Vesting Date provided and to the extent that the applicable Performance Target has been met. This number of Plan Shares Vested or Deferred Cash paid is then at the respective Vesting Date multiplied by the Performance Share Factor(s) for Performance Shares and multiplied by the Deferred Share Factor(s) for Deferred Shares and/or Deferred Cash, if any, as stated in the LSPP Agreement.

Notwithstanding the aforementioned, the Supervisory Board in its absolute discretion may consent to:

(i)            provide for the exchange of each outstanding Performance Share, Deferred Share, Deferred Cash and any other Award as awarded from time to time for other securities and, as a result, make any necessary equitable adjustment in the number of securities;

(ii)           take whatever other reasonable steps the Supervisory Board considers appropriate and equitable.

14.4         All adjustments and/or payments described in Rules 14.1 and 14.3 made by the Supervisory Board shall be reviewed and approved by an independent advisor. Such approval shall be conclusive and binding on all persons.

14.5         Except as expressly provided in this Rule 14, no Participant shall be afforded any rights by reason of any capital or corporate reorganisation of the Company.

14.6         Any Award made under the Plan shall not affect in any way the right or power of the Company or any Group Company to effectuate any capital or corporate reorganisation.

RULE 15:                                  LOSS OF OFFICE OR EMPLOYMENT

15.1         The Plan does not form part of the Participant’s employment agreement with the Company or any Group Company, and shall not be construed to give any Participant the right to remain in the employ of the Company or any Group Company.

15.2         An Award made under this Plan cannot be considered a guarantee to the Participant that the employment of the Participant with the Company or with any other Group Company will continue.

15.3         Any benefits derived by the Participant under this Plan shall not be taken into account for the purposes of determining the Participant’s contribution or entitlement to benefits under any pension arrangement or for the purposes of determining any other claim for compensation the Participant may have against the Company or against any other Group Company.

15.4         Where the employment of the Participant terminates for whatever reason, the Participant shall not be entitled to any compensation or damages including damages following unfair dismissal, any other form of breach of contract or any claim for compensation for the loss of employment insofar as such compensation or damages arise or may arise from the Participant ceasing to have rights under, or ceasing to be entitled to receive Awards, to receive cash under this Plan as a result of such termination. The Plan shall not at any time affect the rights of the Company or a Group Company to terminate such Participant’s status as an Employee, whether with or without cause.

15.5         Any Award made under this Plan shall not entitle or preclude the Participant from participating in another Award under the Plan or participation in any other plan operated by the Company or Group.

RULE 16:                                  PLAN SHARES

16.1         All transfers and all allotments of Plan Shares shall be subject to any necessary regulatory consents for the time being in force and it shall be the responsibility of the Company to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent. If no regulatory consent is granted, the Award shall be null and void. The Participant shall in such a case not be entitled to any compensation.

16.2         Plan Shares transferred pursuant to the Plan will be transferred without the benefit of any rights (including shareholder rights) attaching thereto by reference to a Record Date preceding the date of Vesting in the case of Awards. Save as regards rights attaching to Plan Shares by reference to a Record Date prior to the date on which the Plan Shares are allotted and issued, Plan Shares Released shall be identical and rank pari passu in all respects with the shares in the same class then in issue.

RULE 17:                                  PERSONAL HEDGING

It is strictly forbidden for the Participant to enter into an insurance or hedging contract with any party with a stipulation that the Participant directly or indirectly by means of any related person in the event of a downward adjustment in and/or decreasing value of the Awards made under this Plan will be compensated by this party for the amounts by which the Participant’s variable remuneration has been reduced or decreased in value, in whole or in part.

RULE 18:                                  TAX AND SOCIAL SECURITY

18.1         All applicable personal tax and employee social security levies in respect of the implementation of the Plan shall be borne by the Participant.

18.2         It shall be a condition of the obligation of the Company, to issue or to procure the transfer of Plan Shares to a Participant and the Participant (or in the event of his death, his legal personal representatives (or, if appropriate, his designated beneficiary or beneficiaries and in the event of there being no designated beneficiary or beneficiaries, his estate) persons) shall permit the Company or any Group Company to account for an amount equal to any wage or income tax, employee’s social security contributions liability and any other liabilities for which the Company or a Group Company (as the case may be) has an obligation to withhold and account.

18.3         In order to meet its obligations, the Participant may permit the Company to sell, on behalf of the Participant, sufficient Plan Shares to meet the Participant’s liabilities under Rule 18.1 above. The Company or any Group Company as the case may be may retain from the sale proceeds an amount equal to such liability and any balance will be paid to the Participant.

18.4         Whenever Plan Shares are to be Released or issued under the Plan, the Company or any Group Company may require the Participant to remit to the Company or a Group Company an amount sufficient to satisfy all withholding tax requirements prior to the Release of the Plan Shares, including, but not limited to, the withholding of wage tax, income tax and social security contributions.

18.5         The Plan is governed by the applicable tax and social security legislation and regulations prevailing at the date of the adoption of the Plan by the Executive Board of the Company. If any tax and/or social security legislation or regulations are amended in the future and any tax or employee social security levies become payable, the costs and risks related thereto shall be borne by the Participant.

18.6         For the avoidance of doubt, the provisions of Rules 18.2 to 18.4 shall apply to a Participant’s liabilities that may arise on the Award, Vesting and/or Release of his Award in more than one jurisdiction.

18.7         Except as described in this Rule 18, any tax, employee’s social security contributions or similar liabilities arising out of the disposal of Plan Shares shall be solely the responsibility of the Participant.  Any payment made under the Plan shall not be pensionable and shall not be brought into account for the purposes of calculating or imputing any salary related benefits of the Participant.

RULE 19:                                  REPORTING

It shall be a condition of the obligation of the Company to issue or to procure the transfer of Plan Shares to Participants that such issue or transfer shall not take place until such time as the Company is satisfied that the Company or Group Company which employs the Participant is aware of, and will carry out, its reporting obligations in respect of the transfer or issue of Plan Shares where necessary.

RULE 20:                                  PLAN AMENDMENTS AND TERMINATION

20.1         Subject to Rule 20.3 and in consultation with the Supervisory Board, the Executive Board may from time to time at its absolute discretion amend any of the Rules of the Plan.

20.2         In consultation with the Supervisory Board, the Executive Board shall have the power from time to time to make or vary regulations for the administration of this Plan and to amend the terms or impose further conditions on the Vesting or Release of Awards to take account of taxation, securities law or exchange control laws provided always that such regulations, terms and conditions do not conflict with the provisions of this Plan.

20.3         Save where requirements exist under statutory laws or obligations, no amendment, waiver or replacement to or of this Plan, any Rule or regulations for the administration of this Plan shall be made to the extent to which it would have a detrimental effect on any of the subsisting rights of Participants except with such consent on their part.

RULE 21:                                  TERMINATION

Notwithstanding the provisions contained in Rule 9.1 of this Plan, the Executive Board may at any time resolve that no further Awards be made to Participants under this Plan, and in such event no further Awards will be made but in all other respects the provisions of this Plan shall remain in full force and effect.

RULE 22:                                  ADMINISTRATION

22.1         Written notice of any amendment made in accordance with Rule 20 shall be given to those Participants affected by such amendment.

22.2         Any notice or other document required to be given hereunder to any Participant shall be delivered to him at his email address or such other address as may appear to the Executive Board to be appropriate or in any other format agreed in advance between the Participant and the person giving the notice on behalf of the Executive Board. Any notice or other document required to be given to the Company, a Group Company, the Executive Board or the Company shall be delivered in a format agreed in advance between the Participant and the person receiving the notice. Notices sent by post, unless received earlier, shall be deemed to have been given on the fifth day following the date of posting.

22.3         The Company may, at its absolute discretion, issue written guidance setting out the procedures whereby the Plan shall be operated.  If such written guidance is issued to any Group Company, that Group Company shall be obliged to act in accordance with that written guidance except that in the event of a conflict between any such written guidance and the Rules, the Rules will take precedence.

22.4         Participants shall be subject to and bound by the terms and conditions of the regulations concerning inside information, the [“Reglement inzake Voorwetenschap”]. Such rules may restrict the rights of the Participants under this Plan. Participants are expected to be familiar with the regulations concerning inside information and any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies, and the Company shall incur no liability should the Participant act in breach of these rules.

RULE 23:                                  DISPUTES

The decision of the Executive Board in any dispute or question relating to any Award shall be final and conclusive subject to the terms of this Plan.

RULE 24:                                  CONFLICTS WITH AGREEMENTS

24.1         The provisions of a LSPP Agreement shall govern and prevail in the event of any conflict with the Rules of the Plan. Any conflicting or inconsistent term of a LSPP Agreement shall be interpreted and implemented by the Executive Board in a manner consistent with the Plan.

24.2         Where these Plan Rules or a LSPP Agreements are translated into any other language, the English language copy as adopted by the Executive Board will prevail in case of ambiguities or omissions in the translations.

RULE 25:                                  GOVERNING LAW

25.1         These Rules shall be governed by and shall be construed in accordance with the law of The Netherlands.

25.2         The Company, Group Companies and the Participants irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of the Plan, to the exclusive jurisdiction of the courts of Amsterdam.

***